Exhibit 3.225

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

THE CAMP RECOVERY CENTERS, L.P.

A CALIFORNIA LIMITED PARTNERSHIP

TABLE OF CONTENTS (CONT’D)

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TABLE OF CONTENTS (CONT’D)

		Page

9.5	Counterparts	19

9.6	Survival of Rights	20

9.7	Additional Documents	20

9.8	Arbitration and Attorney’s Fees	20

9.9	Notices	20

9.10	Gender	20

EXHIBIT A	EXISTING LIMITED PARTNER COUNTERPART SIGNATURE PAGE FOR THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE CAMP RECOVERY CENTERS, L.P

EXHIBIT B	EXISTING EMPLOYEE/CONTRACTOR LIMITED PARTNER COUNTERPART SIGNATURE PAGE FOR THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE CAMP RECOVERY CENTERS, L.P

EXHIBIT C	DECEMBER 1998 NEW INVESTMENT LIMITED PARTNER COUNTERPART SIGNATURE PAGE FOR THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE CAMP RECOVERY CENTERS, L.P. A CALIFORNIA LIMITED PARTNERSHIP

iii

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

THE CAMP RECOVERY CENTERS, L.P.

THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) of The Camp Recovery Centers, L.P., a California limited partnership (the “Partnership”), executed among CRC Recovery, Inc., a Delaware corporation, as General Partner and the Existing Partners, as defined herein, is amended and restated in its entirety effective as of December 15, 1998 (the “Effective Date”), by admitting the persons listed as new December 1998 Investment Limited Partners who have executed counterpart signatures pages in the forms attached as Exhibit C and otherwise restating the Agreement in its entirety as set forth herein.

IN CONSIDERATION OF the terms and conditions contained herein, the Partners agree as follows:

SECTION 1

FORMATION AS LIMITED PARTNERSHIP

1.1 Name and Principal Office. The Partnership was formed as a limited partnership pursuant to the California Revised Limited Partnership Act (the “Act”) on September 7, 1995. The business of the Partnership shall continue to be conducted under the name of The Camp Recovery Centers, a California limited partnership. The principal office of the Partnership is located at 1111 Middle Avenue, Menlo Park, California 94025, or at such other place as may be designated in writing by the General Partner.

1.2 Purpose. The purpose of the Partnership is to operate the Camp and Azure Acres, to acquire and operate one or more other alcohol and drug abuse treatment facilities for adults and adolescents and to engage in any and all such activities necessary or incidental to the foregoing.

1.3 Addresses of the Partners.

(a) General Partner. The name and place of business of the General Partner are as follows:

CRC Recovery, Inc.

1111 Middle Avenue

Menlo Park, CA 94025

(b) Limited Partners. The name and address of each of the Limited Partners is set forth on his respective counterpart signature page attached hereto.

1.4 Term of the Partnership. The Partnership commenced as a Limited Partnership on September 7, 1995, and shall continue until December 31, 2015, unless earlier dissolved and terminated in accordance with Section 6 of this Agreement, by operation of law or unless continued by agreement of all the Partners.

1.5 Required Documents.

(a) Partnership Documents. The General Partner shall execute, acknowledge, and cause to be filed, recorded and amended, as necessary, any amendments to the Certificate of Limited Partnership of the Partnership, and any other documents required, pursuant to applicable law.

(b) Other Documents. The Limited Partners shall execute and acknowledge as requested by the General Partner such documents as may be required from time to time in order to reflect any change in the composition of the Partnership or amendment of this Agreement agreed to by the requisite Partners under this Agreement.

SECTION 2

CAPITALIZATION OF THE PARTNERSHIP

2.1 Capital Contributions. The Partners have made or shall make the capital contributions to the Partnership as follows:

(a) General Partner. The General Partner has previously made a capital contribution of Twelve Thousand One Hundred Dollars ($12,100) to the Partnership. The General Partner shall not be required to make any additional Capital Contributions to the Partnership except as set forth in this Section 2.1(a) or in Section 3.3(d).

(b) Limited Partners.

(i) (A) Each person identified as an “Existing Limited Partner” on his counterpart signature page attached hereto in the form of Exhibit A, has previously made a capital contribution in that capacity to the Partnership as set forth on such counterpart signature page.

(B) Each person identified as an “Existing Employee/Contract Limited Partner” on his counterpart signature page, attached hereto in the form of Exhibit B, has previously made a capital contribution to the Partnership as set forth on that counterpart signature page.

(ii) Except as otherwise set forth in this Section 2.1(b)(ii), the General Partner shall hold one or more closings not later than January (each of which is referred to as a “Closing”) of the Partnership upon the acceptance of subscriptions from investors, including any Existing Partner, (each of those investors is referred to hereafter as a “December 1998 New Investment Limited Partner”) for interests as Limited Partners representing in the aggregate not less than One Million Five Hundred Thousand Dollars ($1,500,000), the “Minimum Amount” and not more than Three Million Dollars ($3,000,000), the “Maximum Amount”. No December 1998 New Investment Limited Partner may be admitted subsequent to January 31, 1999 (the “Final Closing”), except as provided in Sections 2.2 or 5 or as otherwise set forth in this Section 2.1(b)(ii), without the consent of the General Partner and a Majority-in-Interest of the Limited Partners. Notwithstanding the foregoing, if December 1998 New Investment Limited Partners have not committed to make aggregate capital contributions to the Partnership equal to the Maximum Amount by January 31, 1999, the General Partner, in its sole discretion, may extend the date of the Final Closing to April 1, 1999. Except as determined in the General Partner’s discretion, the minimum subscription from a December 1998 New Investment Limited Partner shall be Fifty Thousand Dollars ($50,000).

(iii) The Capital Contribution of each December 1998 New Investment Limited Partner, will be paid in cash (or in the discretion of the General Partner by contribution of property or cancellation of Partnership indebtedness to such Partner) on or before the Closing at which the December 1998 New Investment Limited Partner is admitted to the Partnership.

2.2 Admission of Substituted or Additional Limited Partners.

(a) The General Partner may without the consent of any Limited Partner admit any Substituted Limited Partner pursuant to Section 5.2 and admit any Additional Limited Partner pursuant to Section 5.3.

(b) The admission of an additional Limited Partner or a Substituted Partner shall not cause dissolution of the Limited Partnership.

2.3 Withdrawal and Return of Capital.

(a) Withdrawal of Capital. A Limited Partner may not withdraw any portion of such Limited Partner’s capital contribution to the Partnership except with the prior written consent of the General Partner, or as otherwise specifically provided in this Agreement. Except as provided in this Agreement, the General Partner may not withdraw any portion of the General Partner’s capital contribution to the Partnership without the prior consent of a Majority-in-Interest of the Limited Partners.

(b) Return of Capital Not Guaranteed. The General Partner shall not be personally liable for the return of the capital contributions of the Limited Partners, or any portion thereof, except as provided by law or this Agreement.

2.4 Loans to the Partnership. Any permitted loan to the Partnership or permitted advance of money for the benefit of the Partnership made by a Partner (a “Lending Partner”) shall not increase the Lending Partner’s Capital Account, entitle the Lending Partner to any greater share of Partnership distributions, or subject the Lending Partner to any greater proportion of Partnership Income or Losses. The amount of the loan or advance shall be a debt owed by the Partnership to the Lending Partner bearing interest and on other terms and conditions as are agreed to by the Lending Partner and the General Partner.

2.5 Limitation of Liability. The liability of each Limited Partner for Partnership losses shall in no event exceed, at any time, the aggregate amount of such Limited Partner’s required capital contributions to the Partnership. The foregoing shall not limit a Limited Partner’s obligation to return Partnership distributions to the extent required by Section 15666 of the Act.

2.6 Percentage Interests. The Partners shall have Units as follows:

Name	Units

General Partner	2400 + (.0002 x Proceeds)

Existing Limited Partners based on their respective Capital	8400 + (.0007 x Proceeds) -
Contributions as of December 14, 1998	Units allocable to December
1998 New Investment Limited
Partners

December 1998 New Investment Limited Partners based on	1 Unit per $1,000 (minimum
their respective Capital Contributions	of 1,500 and maximum of
3,000)

Employee/Contract Limited Partners	1200 + (.0001 x Proceeds)

Existing Employee/Contract Limited Partners admitted	292.15/484 x [1200 +
pursuant to this Section 2.6 prior to the Effective Date based	Proceeds x (1/10,000 -
on their Units as of December 14, 1998	1/7,000)]

In addition, for any year or part thereof of the Partnership, the General Partner may, but shall not be required to, allocate additional Units calculated as follows: 475.661157 + (Proceeds x 0.000125869) to one or more additional Employee/Contract Limited Partners, other than Dr. Barry W. Karlin and Daniel S. Newby, who perform services for the Partnership or the General Partner in connection with the Partnership’s business and who are admitted pursuant to the provisions of Section 5.3. The Percentage Interest of each Partner for any year or part thereof of the Partnership, shall be the percentage determined by dividing the Partner’s total Units (as adjusted pursuant to the provisions of this Agreement) by the total Units of all of the Partners for such year or part thereof.

SECTION 3

PARTNERSHIP ACCOUNTING AND DIVISION OF PROFITS

3.1 Fiscal Year/Accounting Method. The fiscal year of the Partnership shall be the calendar year. Contributions by Partners shall be kept in a bank account of the Partnership for the benefit of the Partnership to assure application of such funds for Partnership purposes. The Partnership books shall be kept on the cash or accrual basis as determined by the General Partner. Partnership funds shall not be commingled with the funds of a General Partner or any other person.

3.2 Definitions.

(a) “Affiliate” of a Partner means any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such Partner. For purposes of this Agreement, Barry W. Karlin and Daniel S. Newby shall be considered Affiliates of the General Partner.

(b) “Azure Acres” means the alcohol and drug abuse treatment facility currently operated by the Partnership in Sebastpol, California, known as Azure Acres and any and all related outpatient facilities.

(c) “Camp” means the alcohol and drug abuse treatment facility currently operated by the Partnership in Scotts Valley, California, known as the “Camp” and any and all related outpatient facilities.

(d) “Capital Account” shall be maintained for each Partner. Each Partner’s capital account in such capacity shall be:

(i) increased by (1) the aggregate amount of cash contributions to the Partnership in such capacity by such Partner, (2) such Partner’s share of Partnership Income in such capacity, (3) the fair market value of property contributed by the Partner in such capacity net of liabilities secured by such property that the Partnership is considered to assume or take subject to under Section 752 of the Code, and (4) the amount of any other upward adjustment to the Partner’s capital account required under Treasury Regulation Section 1.704-1(b), or any successor thereto; and

(ii) decreased by (1) cash distributions to such Partner in such capacity from the Partnership (other than to any Partner in repayment of any loan or advance), (2) such Partner’s share of Partnership Losses in such capacity, (3) the fair market value of property distributed to the Partner in such capacity by the Partnership net of liabilities secured by such property that such Partner is considered to assume or take subject to under Section 752 of the Code, and (4) the amount of any other downward adjustment to the Partner’s capital account required under Treasury Regulation Section 1.704-1(b), or any successor thereto.

For purposes of computing the balance in a Partner’s capital account, no credit shall be given for any capital contribution which the Partner is obligated to make until such contribution is actually made. For purposes of this Agreement, a transferee of any part of the interest of a Partner who is admitted as a Partner shall be deemed to have made the capital contributions which were made by the Partner with respect to the interest to which the transferee succeeds and to have received from the Partnership the credits, allocations and charges received from the Partnership by such transferor Partner with respect to the transferred interest.

Notwithstanding any other provision in this Agreement, the capital accounts of the Partners shall be maintained in accordance with Treasury Regulation Section 1.704-1(b), or any successor thereto.

(e) “Capital Contribution” means a contribution made by a Partner to the capital of the Partnership pursuant to Section 2.

(f) “Closing” means the Closing at which one or more New Investment Limited Partners are admitted to the Partnership pursuant to Section 2.1(b)(ii).

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “December 1998 New Investment Partner” means a person who has executed a counterpart signature page in the form attached as Exhibit C.

(i) “Distributable Cash” means any cash of the Partnership available after paying all ordinary and necessary expenses of the Partnership (including the Management Fee) and current amortization of any debt of the Partnership, and after establishing reserves to meet current or reasonably expected obligations of the Partnership and other purposes and uses of the Partnership to the extent the General Partner determines that such reserves are necessary or advisable; provided, however, that Distributable Cash shall not include any cash if the payment of such cash to the Partners would be restricted or prohibited by any note, mortgage, deed of trust or other agreement to which the Partnership is a party or by which the Partnership is bound.

(j) “Effective Date” means December 15, 1998.

(k) “Employee/Contract Limited Partner” means a person who performs services for the General Partner or the Partnership and is allocated one or more Units by the General Partner pursuant to Section 2.6.

(l) “Existing Employee/Contract Limited Partner” means a person who was admitted as an Employee/Contract Limited Partner prior to the Effective Date.

(m) “Existing Limited Partner” means any Limited Partner, admitted to the Partnership prior to the Effective Date other than an existing Employee/Contract Limited Partner.

(n) “Existing Partner” means any Partner admitted to the Partnership prior to the Effective Date.

(o) “Final Closing” has the meaning set forth in Section 2.1(b)(ii).

(p) “Income” and “Losses.” The Partnership’s “Income” and “Losses” shall be determined as of December 31 or any other year end of each year of the Partnership, and shall be deemed to mean the income and losses of the Partnership for Federal income tax purposes as determined by the General Partner on the advice of the certified public accountant who prepares the Partnership’s federal income tax returns. “Income” shall include income exempt from Federal income taxation and “Losses” shall include expenditures described in

Section 705(a)(2)(B) of the Code or treated as such under Treasury Regulation Section 1.704-1(b). Income or Losses upon the disposition of any property contributed to the Partnership shall be determined with respect to the book basis of such property instead of its income tax basis. Any items of gross income allocated pursuant to Sections 3.3(c)(ii) or 3.3(c)(iii) shall be excluded in determining Income or Losses for the year in which allocated.

(q) “Limited Partner” means any person admitted as a Limited Partner.

(r) “Majority-in-Interest of the Limited Partners.” A “Majority-in-Interest of the Limited Partners” shall mean as of any date, Limited Partners who hold a majority of the Percentage Interests of all Limited Partners as of that date.

(s) “Maximum Amount” has the meaning set forth in Section 2.1(b)(ii).

(t) “Minimum Amount” has the meaning set forth in Section 2.1(b)(ii).

(u) “Management Fee” has the meaning set forth in Section 4.5.

(v) “Original Existing Partner” means any Partner who held Units on December 31, 1997.

(w) “Partner” means any of the Limited Partners or the General Partners.

(x) “Percentage Interests” has the meaning set forth in Section 2.6.

(y) “Proceeds” means the aggregate Capital Contributions committed to the Partnership by the December 1998 New Investment Limited Partners pursuant to Section 2.1(b)(ii).

(z) “Substituted Limited Partner” has the meaning set forth in Section 5.2.

(aa) “Transfer” means any sale, exchange, transfer, gift, encumbrance, assignment, pledge, mortgage or other hypothecation or disposition, whether voluntary or involuntary; and

(bb) “Units” have the meaning set forth in Section 2.6.

3.3 Allocation of Income and Losses.

(a) Partnership Income. Partnership Income shall be allocated among the Partners as follows:

(i) First to the Partners in proportion to and to the extent of the amount by which the cumulative Loss allocations to them pursuant to first Section 3.3(b)(iii) and then Section 3.3(b)(ii) exceed cumulative income allocations to them pursuant to this Section 3.3(a)(i);

(ii) Next, if such Income is from a sale or disposition of substantially all the assets of the Partnership:

(A) The first One Million One Hundred Eighty Thousand Dollars ($1,180,000) of such Income shall be allocated to the Original Existing Partners in proportion to and to the extent of their respective Units as of December 31, 1997; and

(B) The next Three Million Nine Hundred Eighty-Seven Thousand Dollars ($3,987,000) of such Income shall be allocated to the Existing Partners in proportion to and to the extent of their respective Units as of the date immediately preceding the Effective Date;

(iii) The balance to the Partners in accordance with their Percentage Interests.

(b) Partnership Losses. Partnership Losses shall be allocated among the Partners as follows:

(i) First, to the Partners in proportion to and to the extent of the amount by which the cumulative Income allocations to them pursuant to Section 3.3(a)(iii) exceed the cumulative Loss allocations to them pursuant to this Section 3.3(b)(i);

(ii) Next, to the Partners in proportion to and to the extent of the positive balances in their respective Capital Accounts;

(iii) The balance to the Partners in accordance with their Percentage Interests.

(c) Compliance with Allocation Requirements of the Code.

(i) Allocations of book and tax items with respect to property contributed by any Partner shall be made solely for federal income tax purposes as required by section 704(c) of the Code using the traditional method. Following any revaluation of the Partnership’s assets and the adjustment of any Partner’s Capital Account pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(f) to reflect such revaluation, the Partners’ Capital Accounts shall be adjusted for various items as computed for book purposes with respect to such revealed assets as required by Treasury Regulation Section 1.704-1(b) and the Partners’ shares of such items as computed for tax purposes with respect to such items shall be determined as required by Treasury Regulation Section 1.701-1(b).

(ii) Any provisions as are required to have a “qualified income” offset within the meaning of Treasury Regulation Section 1.704-l(b)(2)(ii)(d), or any successor thereto, and the provisions of that section defining a qualified income offset are included in this Agreement.

(iii) Notwithstanding any other provision of this Agreement to the contrary, if in any year there is a net decrease in the amount of the Partnership’s Minimum Gain (within the meaning of Treasury Regulation section 1.704-2(d)), or any successor thereto, then each Partner shall first be allocated items of gross income for such year equal to that Partner’s share of the net decrease in Partnership Minimum Gain (within the meaning of Treasury Regulation section 1.704-2(g)(l), or any successor thereto).

(iv) Any allocations of items of Income or Loss pursuant to Sections 3.3(c)(ii) or (iii) shall be taken into account in computing subsequent allocations of Income or Losses pursuant to Sections 3.3(a) and (b) so that the net amounts of the allocations under this Section 3.3 shall, to the maximum extent possible, be equal to the net amounts that would have been allocated pursuant to this Section 3.3 if there had been no allocations pursuant to Sections 3.3(c)(ii) or (iii).

(v) Notwithstanding anything to the contrary in this Section 3.3, a Limited Partner shall not be allocated any item of Loss under this Agreement, if such allocation would create or increase a deficit balance in such Limited Partner’s capital account, reduced by the net adjustments, allocation and distributions described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5) and (6), or any successor thereto, which as of the end of the Partnership’s taxable year are reasonably expected to be made to such Partner, and increased by the sum of (i) any amount which the Partner is required to restore the Partnership upon liquidation of his interest in the Partnership (or which is so treated pursuant to Treasury Regulation section 1.704- l(b)(2)(ii)(c), or any Successor thereto, and (ii) the Partner’s share of the Partnership’s Minimum Gain (as determined under Treasury Regulation section 1.704-2(g)(l), or any successor thereto). Any such item of Loss shall instead be allocated solely to the General Partner. Unless otherwise required by Sections 3.3(c)(ii) or (iii), Income otherwise allocable to a Limited Partner under this Section 3.3 from any source (except for allocations required under Sections 3.3(c)(i), (ii) or (iii)) shall first be allocated to the General Partner to the extent and in the proportion that Losses from that source have been reallocated to the General Partner pursuant to this Section 3.3(c)(v).

(d) Negative Capital Account Restoration. If the General Partner has a deficit balance in its capital account following the liquidation of its interest in the Partnership, as determined after taking into account all capital account adjustments for the Partnership taxable year in which such liquidation occurs, the General Partner shall make a capital contribution to the Partnership in the amount of such deficit balance by the end of such taxable year. Any amounts contributed pursuant to this Section 3.3(d) shall, upon liquidation of the Partnership, be paid to the creditors of the Partnership or distributed to the Partners pursuant to Section 6.3(d), below.

(e) Allocations With Respect to Property Distributed in Kind. Except as provided in Section 6.3, any property distributed in kind by the Partnership shall, subject to Section 3.8, be valued at fair market value in good faith by the General Partner and treated as though the property were sold for such value which value shall be treated as Distributable Cash for all purposes of this Agreement. The difference between such value of the property distributed in kind and its book basis shall be treated as Income or Loss on the sale of the property and shall be credited or charged to the Partners in proportion to their respective shares of Income and Losses pursuant to this Section 3.3 as though actually recognized by the Partnership for Federal income tax purposes.

3.4 Non-Liquidating Distributions.

(a) Distribution of Cash from Operations. Except as provided in Section 3.4(b), Distributable Cash shall be distributed to the Partners in accordance with their respective Percentage Interests.

(b) Distributions of Cash from a Sale or Other Disposition of the Partnership’s Assets. Distributable Cash from the sale or other disposition of substantially all of the Partnership’s assets shall be distributed to the Partners as provided in Section 6.3(d).

(c) In Liquidation of a Partner’s Interest. Any distribution made to a Partner as a result of the liquidation of such Partner’s interest in the Partnership within the meaning of Treasury Regulation Section 1.761-1(d), which liquidation is not a result of dissolution of the Partnership, shall be made in accordance with the positive capital account balances of the Partners, as determined after taking into account all capital account adjustments for the Partnership fiscal year during which such liquidation occurs through the date of such liquidation (other than those adjustments due to distributions pursuant to this Section 3.4(c)), by the end of such year or, if later, within 90 days after the date of such liquidation.

3.5 Partnership Records. The General Partner shall maintain, or cause to be maintained, appropriate books, records, and reports (including monthly financial statements to the extent available) for the Partnership in which each Partnership transaction shall be entered fully and accurately. All Partnership books, records, income tax returns and reports for the then-current and six (6) previous fiscal years (including monthly financial statements to the extent available), together with executed copies of this Agreement, the Certificate of Limited Partnership, and amendments to any of these documents, shall be maintained at the Partnership’s principal office and shall be available during reasonable business hours for inspection by any Partner (or the Partner’s representative). Each Partner shall have the right to make copies of any of the Partnership documents at his own expense.

3.6 Partnership Reports and Tax Information. The General Partner shall deliver to each Partner, within ninety (90) days after the end of each taxable year of the Partnership all information necessary for the preparation of each Partner’s state and Federal income tax returns. Unaudited financial statements of the Partnership prepared by a certified public accountant selected by the General Partner will be sent by the General Partner to the Partners within 120 days after the end of the Partnership’s fiscal year and may be sent by the General Partner to the Partners within 60 days after the end of each calendar quarter.

3.7 Tax Matters Partner. The General Partner shall be the “tax matters” partner for the purposes of the Code.

3.8 Valuation of Distributions in Kind. Any distribution in kind shall be valued at fair market value as determined by the General Partner. If a Majority-in-Interest of the Limited Partners disagrees as to any such fair market value within fifteen (15) days of notice of such value from the General Partner, they as a group and the General Partner as a group shall each appoint an appraiser within fifteen (15) days of their written notice to the General Partner of such disagreement. If either group fails to complete such appointment of an appraiser within said fifteen (15) days then that group shall be deemed to have waived its right to make an appointment and the value established by the appraiser timely appointed (or the value established by the General Partner if a Majority-in-Interest of the Limited Partners as a group fail to timely appoint its appraiser) shall be the fair market value of the property at issue.

If the two appraisers are timely appointed, they shall within thirty (30) days of the apppintment of the last of them make a determination of the value of the property at issue and report to the Partners their independent findings. If there is not more than a five percent (5%) differential between the two appraisals (treating the value established by the lower appraisal as one hundred percent (100%), then the fair market value of such property will be the average of the two appraisals. If the two appraisals vary by more than five percent (5%) (treating the value established by the lower appraisal as on hundred percent (100%)), then the two appraisers will within thirty (30) days of the appointment of the last of them choose a third appraiser to make a final value determination which value shall be an amount not higher than the highest of or lower than the lowest of the two appraisals. If the two appraisers cannot agree on the third appraiser within such thirty (30) day period, the third appraiser shall on the request of either group be selected by the presiding Judge of the Superior Court of Santa Clara County in California.

SECTION 4

ADMINISTRATIVE PROVISIONS

4.1 Power of Limited Partners.

No Limited Partner shall take part in the management or control of the Partnership business, except as otherwise provided in this Agreement.

4.2 Management by the General Partner.

The General Partner shall exercise control and management of the business and assets of the Partnership. The General Partner shall devote such time and attention to the Partnership and shall diligently perform those duties as are reasonably necessary to manage effectively the Partnership and the Property.

The General Partner shall have the power to perform acts necessary or appropriate for the efficient management of the Partnership. Without limiting the general powers conferred on the General Partner, the powers of the General Partner in carrying out the purpose of the Partnership shall include the right to do any or all of the following:

(a) To do such acts and incur such expenses on behalf of the Partnership as may be necessary or advisable in connection with the conduct of the Partnership affairs;

(b) To engage such independent agents, attorneys, accountants, custodians and consultants as may be necessary or advisable to conduct the affairs of the Partnership, provided that the compensation to be paid by the Partnership to such persons is not in excess of normal and reasonable rates for the services performed and that the Partnership shall pay Dr. Barry W. Karlin and Daniel S. Newby an investment banking fee of 2% of the Proceeds in connection with the offering of Units to the December 1998 New Investment Limited Partners to be paid as soon as funds become available to pay that fee after the last Closing at which December 1998 New Investment Limited Partners are admitted to the Partnership pursuant to Section 2.1(b)(ii);

(c) To receive, buy, sell, exchange, trade and otherwise deal in and with securities and other property of the Partnership;

(d) To open, conduct and close cash accounts with brokers on behalf of the Partnership and pay the customary fees and charges applicable to transactions in all such accounts;

(e) To open, maintain and close bank accounts and custodial accounts for the Partnership and draw checks and other orders for the payment of money;

(f) To file, on behalf of the Partnership, all required local, state and Federal tax returns and other documents relating to the Partnership;

(g) To commence or defend litigation that pertains to the Partnership or any Partnership assets, to prosecute, settle or compromise claims against third parties, to settle or compromise claims against the Partnership and to execute all documents and make all representations, admissions and waivers which are necessary or advisable in connection therewith;

(h) In the normal course of the Partnership’s business, to borrow money, guarantee the obligations of others or incur lease obligations;

(i) To enter into, make and perform all contracts, agreements and other undertakings, and to do such other acts as may be necessary or advisable for, or as may be incidental to, carrying out the purpose of the Partnership as set forth in Section 1.2;

(j) To, in the General Partner’s discretion, on behalf of the Partnership, make or revoke any election referred to in the Code, including the election described in Section 754 of the Code or any comparable provision of Federal or state law enacted in lieu thereof. Upon request, each of the Partners shall supply the information necessary to properly give effect to any such election;

(k) Purchase, at the expense of the Partnership, liability and other insurance and to take any and all actions, including the purchase of put options, as the General Partner deems reasonably necessary to protect the Partnership’s investments, properties and business;

and

(1) To select the certified public accountant for the Partnership.

(m) To assume and exercise all powers and responsibilities granted a general partner by the laws of the State of California, except as limited by this Agreement.

4.3 Financial Disclosures. The General Partner shall furnish any financial data with respect to the General Partner reasonably required in connection with carrying out the Partnership’s purpose.

4.4 Reimbursement of the Partners. All expenses of the Partnership shall be billed to and paid directly by the Partnership. Reimbursement of the Partners shall be allowed only for reimbursement of the actual cost of goods, materials or services provided for the exclusive benefit of the Partnership.

4.5 Fees and Expenses.

(a) From and after the time the Partnership commences operations, the Partnership shall pay to the General Partner a management fee (the “Management Fee”) equal to between eight percent (8%) and twelve percent (12%) (as determined annually by the Board of Directors of the General Partner) of the Partnership’s income from operations (before interest and any applicable taxes) as determined by the certified public accountant retained by the Partnership, except that the Management Fee is presently set at ten percent (10%) and will be reviewed and set annually by the Board of Directors of the General Partner. The Management Fee shall be paid to the General Partner quarterly, within thirty (30) days of the end of the calendar quarter for which the Management Fee has accrued.

(b) All expenses incurred in good faith pursuant to this Agreement for the benefit of the Partnership by or with the consent of the General Partner, including expenses of formation of the Partnership shall be paid by the Partnership.

4.6 Competing Ventures. During the term of the Partnership as set forth in Section 1.4, neither the General Partner, nor any Affiliate of the General Partner shall engage in any other commercial ventures which compete with the business of the Partnership if such commercial venture is located within a one hundred (100) mile radius of the location of the Partnership’s principal office as set forth in Section 1.1 of this Agreement.

SECTION 5

TRANSFER OF A PARTNERSHIP INTEREST

5.1 Compliance With This Agreement.

(a) Limited Partners.

(i) Procedure for Transfers.

(A) No Limited Partner (the “Selling Partner”) may, except as allowed under Section 5.1(a)(ii), sell, assign, pledge, or otherwise transfer his Partnership interest without the approval of the General Partner.

(ii) Allowed Transfers. The provisions of Section 5.1(a)(i) shall not apply to either any transfer by a Limited Partner to himself under declaration of trust, to a family member by outright gift, testamentary disposition or under declaration of trust, or to a transfer from a Partner which is a trust to the beneficiaries of that trust.

(b) General Partner. The General Partner shall not Transfer its interest in the Partnership without the prior written consent of a Majority-in-Interest of the Limited Partners. No sale, transfer or assignment of the General Partner’s interest in violation of this Agreement shall be valid or effective.

5.2 Substituted Limited Partner. The transferee of the ownership interest of a Limited Partner permitted under Section 5.1(a) may only become a substituted partner (“Substituted Partner”) if the following conditions are satisfied:

(a) Execute Documents. The transferor and the Substituted Partner shall properly execute documents or instruments which the General Partner may determine to be necessary or desirable to effect such transfer, including written acceptance, ratification and approval of all of the terms and conditions of this Agreement and its amendments.

(b) Pay or Assume All Obligations. The transferor shall: (i) have performed and paid all obligations owed to the Partnership or the General Partner, (ii) pay all reasonable expenses connected with admission of the Substituted Partner to the Partnership and (iii) cause the Substituted Partner to assume all obligations of the transferor to the Partnership.

(c) Compliance With Securities Laws. The transfer of the ownership interest of the transferor shall not, to the reasonable satisfaction of the General Partner, violate any state or federal securities or other law.

(d) Consent of the General Partner. The prior written consent of the General Partner to such substitution must be obtained by the transferor, the granting or denial of which shall be in the General Partner’s sole discretion. The transfer of an ownership interest by a Limited Partner shall not require the consent of any other Limited Partner.

5.3 Additional Employee/Contract Limited Partners. Notwithstanding the foregoing, the General Partner, from time to time, shall be entitled to issue additional Units to one or more Employee/Contract Limited Partners as set forth in Section 2.6, upon terms and conditions determined by the General Partner in its sole discretion.

5.4 Removal of the General Partner. The General Partner may be removed upon a vote by Limited Partners holding two-thirds (2/3) of the Percentage Interests of all Limited Partners.

SECTION 6

DISSOLUTION/TERMINATION OF PARTNERSHIP

6.1 Dissolving Events. The Partnership shall be dissolved upon the occurrence of any of the following events:

(a) Expiration of the Partnership term;

(b) Sale or other transfer of substantially all of the assets of the Partnership;

(c) Consent of the General Partner and a Majority-ln-Interest of the Limited Partners to dissolve; or

(d) The occurrence of an event described in Section 15642(c) of the Act to a General Partner, except as provided in Section 6.2 of this Agreement.

6.2 Successor General Partner.

(a) If the General Partner ceases to be a general partner pursuant to Section 15642 of the Act, a special meeting of the Partners shall be called by written notice to each Partner and shall be held within ninety (90) days after the event which causes the Partnership not to have a General Partner. If Limited Partners holding two-thirds (2/3) of the Percentage Interests of all Limited Partners elect to continue the affairs of the Partnership, the Limited Partners shall elect a new General Partner as set forth in Section 4.1 (b). If Limited Partners holding two-thirds (2/3) of the Percentage Interests of all Limited Partners do not elect to continue the affairs of the Partnership, a Majority-in-Interest of the Limited Partners shall elect a Liquidating Partner who shall cause the Partnership to be dissolved and terminated in accordance with Section 6.3 of this Agreement. Written consent of a Partner to continuation or dissolution of the Partnership and election of a new General Partner or the Liquidating Partner shall be counted as a vote at such special meeting.

(b) A General Partner may retire or withdraw as a General Partner only with the prior written consent of Limited Partners holding two-thirds (2/3) of the Percentage Interests of all Limited Partners.

(c) If a General Partner ceases to be a general partner pursuant to Section 15642 of the Act or Section 5.4 of this Agreement, such General Partner’s interest shall become an interest as a Limited Partner with the same share of Income, Losses and right to distributions of the Partnership as before the General Partner ceased to be a General Partner and with all the rights of a Limited Partner pursuant to this Agreement.

6.3 Winding Up of the Partnership.

(a) Upon dissolution of the Partnership, the Liquidating Partner who shall be the General Partner (unless the dissolution occurs because the General Partner ceases to be the general partner pursuant to Section 15642 of the Act, in which case the Liquidating Partner shall be selected by the Partners as set forth in Section 6.2 of this Agreement), shall wind up the affairs of the Partnership, liquidate the Partnership assets, and pay the debts, liabilities and claims against the Partnership. The Partnership shall engage in no further business other than as may be necessary to wind up the business of the Partnership and to distribute Partnership assets. The Liquidating Partner shall establish any reserves which he may deem reasonable necessary for the payment of any contingent or unforeseen obligation of the Partnership.

(b) Distributions in liquidation may be made in cash or in kind, or partly in cash and partly in kind. Distributions in kind shall be subject to reasonable conditions and restrictions necessary or advisable in the discretion of the Liquidating Partner in order to preserve the value of the property or other assets so distributed.

(c) The Income and Losses of the business during the period of dissolution shall be divided among or borne by the Partners in accordance with the provisions of Section 3.3 of this Agreement. Any property distributed in kind in the liquidation shall be valued at fair market value by the Liquidating Partner, and treated as though the property were sold for such value and the cash proceeds were distributed as provided in Section 3.3(e).

(d) The proceeds from the liquidation of Partnership assets shall be applied and distributed by the end of the Partnership fiscal year in which liquidation occurs (or, if later, within 90 days after the date of such liquidation) according to the following order:

(i) To creditors of the Partnership, including repayment of any indebtedness owing to the Partners, in the order of priority as provided by law;

(ii) To the Partners in proportion to and to the extent of the remaining positive balances in the capital accounts of each of them after taking into account all allocations and distributions for the Partnership fiscal year during which such liquidation occurs through the date of such liquidation (other than adjustments due to distributions pursuant to this Section 6.3(d)(iii)); and

(iii) Any remaining balance, to the Partners according to their Percentage Interests.

6.4 Incorporation.

(a) Upon approval of the General Partner and a Majority-in-Interest of the Limited Partners, each Partner will transfer all of the Partner’s right, title and interest in the Partnership to a corporation (the “Corporation”) in exchange for its stock in a transaction (hereinafter the “Section 351 Transaction”) intended to qualify under Section 351 of the Code. In the event the requisite approval of the Partners has been received, the Partnership shall pay any and all organizational, legal and accounting expenses and filing fees incurred in connection with the Section 351 Transaction.

(b) In the event the requisite approval of the Partners has been received as required by Section 6.4(a), the Corporation shall issue its stock in the Section 351 Transaction as follows [the following assumes that in the 351 Transaction any stock to be issued by the Corporation would be issued only to the Limited Partners and the General Partner (or its shareholders)]:

(i) The Limited Partners, as a group, shall receive voting stock of the Corporation which, immediately after the Section 351 Transaction, will represent that percentage of the Corporation’s outstanding voting stock allocable to the Partnership which is equal to the aggregate Percentage Interests of the Limited Partners at the time of the Section 351 Transaction. This voting stock will be allocated among the Limited Partners in accordance with their respective Percentage Interests at the time of the Section 351 Transaction.

(ii) The General Partner shall receive voting stock of the Corporation which, immediately after the Section 351 Transaction, will represent that percentage of the Corporation’s outstanding voting stock allocable to the Partnership which is equal to the Percentage Interest of the General Partner at the time of the Section 351 Transaction.

(iii) The voting stock issued to each of the Partners shall also have such liquidation and other rights, preferences and terms and conditions as are determined by the General Partner in its discretion as necessary to reflect to reflect the interests of the Partners as if the Partnership had sold its assets as of the date of the Section 351 Transaction.

(c) In the event the requisite approval of the Partners has been received as required by Section 6.4(a), any Partner which is a corporation may, in lieu of causing the transfer of its interest in the Partnership to the Corporation in the Section 351 Transaction, cause all of its respective shareholders (but not less than all of such shareholders) to transfer all of their shares of stock in the Partner to the Corporation in the 351 Transaction. In that event, the shareholders of the Partner shall receive for such transfer collectively the stock that the Partner would have been entitled to receive through the Partnership if the interest of the Partner in the Partnership had been transferred to the Corporation in the Section 351 Transaction.

SECTION 7

LIABILITY AND INDEMNIFICATION OF THE GENERAL PARTNER

7.1 Liability.

(a) General. The General Partner shall not be individually liable for the return of any contribution made to the Partnership by the Limited Partners. In the absence of fraud, gross negligence, material breach of fiduciary duties, or willful misconduct by the General Partner, the General Partner shall not be liable to the Partnership or the Limited Partners for any act or omission concerning the Partnership business.

(b) Uninsured Losses. While the Partnership may carry insurance, there are certain risks which are uninsurable or not insurable on terms which are believed by the General Partner to be economical. The General Partner shall not be individually liable for any losses sustained by the Partnership with respect to such risks.

7.2 Indemnification. In the absence of fraud, gross negligence, material breach of fiduciary duty, or willful misconduct on the part of a General Partner, any Affiliate of the General Partner, or any employee or agent of the General Partner or the General Partner’s Affiliate, the Partnership shall indemnify and hold each of them harmless from and against any loss, expense, damage or injury suffered or sustained by any of them by reason of any acts, omissions, or alleged acts or omissions arising out of any activity performed in good faith on behalf of the Partnership.

This indemnification shall include, but not be limited to: (i) payment of reasonable attorneys’ fees and other expenses incurred in settling any claim or threatened action or incurred in any finally-adjudicated legal proceeding, and (ii) the removal of any liens affecting any property of the General Partner, the General Partner’s Affiliate, or any employee or agent of the General Partner or the General Partner’s Affiliate. Any liens affecting any property of the General Partner, the General Partner’s Affiliate, or any employees or agent of the General Partner, or the General Partner’s Affiliate, shall be deemed, until paid, a debt of the Partnership to such entity and shall be repaid in full before any distributions are made to the Partners pursuant to this Agreement.

SECTION 8

POWER OF ATTORNEY

Each Limited Partner irrevocably constitutes and appoints the General Partner and its Affiliates as such Limited Partner’s true and lawful attorney-in-fact, with full power and authority in such Partner’s name, place and stead, to do any or all of the following:

(a) To execute, record and file all documents and instruments including an amendment of this Agreement, which may be necessary or appropriate to provide for the admission of any Limited Partner pursuant to this Agreement;

(b) To make any transfer provided for in Section 6.4;

(c) To execute any amendments to this Agreement approved in accordance with the terms of Section 9.3; and

(d) Document the admission of any December 1998 New Investment Limited Partner pursuant to Section 2.1(b)(ii) and the admission of any additional Employee/Contract Limited Partner pursuant to Section 5.3.

It is expressly understood and agreed by the Partners that the foregoing power of attorney is coupled with an interest, shall be irrevocable, and shall survive the transfer by any Partner of the whole or any portion of such Partner’s Partnership interest. This power of attorney shall not be affected by the disability of a Limited Partner.

SECTION 9

GENERAL PROVISIONS

9.1 Special Meetings. Subject to the provisions of the Act, the General Partner may call a special meeting of all Partners at any reasonable time on not less than ten, nor more than 60 days’ written notice.

9.2 Entire Agreement. This Agreement contains the entire understanding among the Partners and supersedes any prior written notice or oral agreement between them respecting the Partnership, and there are no representations, agreements, arrangements, or understandings, oral or written, among the Partners relating to the Partnership which are not fully expressed in this Agreement.

9.3 Amendments. Except as otherwise provided herein, this Agreement is subject to amendment only with the written consent of the General Partner and a Majority-in-Interest of the Limited Partners. All questions with respect to the interpretation of this Agreement and the rights and liabilities of the Partners shall be governed by the laws of the State of California as they are applied to contracts entered into between residents of California to be performed entirely within California.

9.4 Severability. In the event any one or more of the provisions of this Agreement are determined to be invalid or unenforceable, such provision or provisions shall be deemed severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

9.5 Counterparts. This Agreement may be executed in any number of counterparts and when so executed, all of such counterparts shall constitute a single instrument binding upon all parties notwithstanding the fact that all parties are not signatory to the original or to the same counterpart.

9.6 Survival of Rights. Subject to the restrictions against unauthorized assignment or and be binding upon each Partner and his or her heirs, devises, legatees, personal representatives, successors, and assigns.

9.7 Additional Documents. Each Partner agrees to execute and deliver to the General Partner any additional documents and instruments which the General Partner deems necessary or desirable to carry out the provisions of this Agreement or the business of the Partnership.

9.8 Arbitration and Attorney’s Fees. Any controversy of claim arising out of or relating to this Agreement, the Partnership or the Partners’ rights or duties shall be settled by binding arbitration in Santa Clara County, California. Such arbitration shall be in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any court of competent jurisdiction. The prevailing Partner or Partners in such arbitration and any ensuing legal action shall be reimbursed by the Partner or Partners who do not prevail for their reasonable attorneys’, accountants’ and’ experts’ fees and the costs of such actions.

9.9 Notices. Any notice shall be in writing and shall be deemed duly given when personally delivered to the Partner to whom it is directed, or in lieu of such personal service, when deposited in the United States mail, registered or certified mail, postage prepaid, to the address set forth in Section 1.3 for such Partner, or to any other address of which all Partners are notified in writing.

9.10 Gender. As used in this Agreement the masculine, feminine or neuter gender and the singular or plural number will be construed to include the others unless the context indicated otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CRC Recovery, Inc., as General Partner

By:

EXHIBIT A

EXISTING LIMITED PARTNER COUNTERPART SIGNATURE PAGE FOR

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

THE CAMP RECOVERY CENTERS, L.P.

I understand that the signature(s) subscribed below together with the signatures on the counterpart pages will be attached to the Partnership Agreement, by which I agree to be legally bound.

I declare under penalty of perjury that the foregoing is true and correct.

I. SIGNATURE FOR LIMITED PARTNER	or	I. SIGNATURE FOR LIMITED PARTNER OTHER THAN AN INDIVIDUAL

(Signature)		(Print Name of Limited Partner)

(Print Name)		(Signature of Representative)

(Signature of Limited Partner, if any)		(Print Name of Person Signing)

(Print Name of Limited Partner, if any)		(Title)

Date:	Date:

Capital Contribution:
$ in cash

EXHIBIT B

EXISTING EMPLOYEE/CONTRACTOR LIMITED PARTNER COUNTERPART

SIGNATURE PAGE FOR THIRD AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF THE CAMP RECOVERY CENTERS, L.P.

I understand that the signature(s) subscribed below together with the signatures on the counterpart pages will be attached to the Partnership Agreement, by which I agree to be legally bound.

I declare under penalty of perjury that the foregoing is true and correct.

Date: , 199
Type or Print Name(s) of Limited Partner(s)

Address:	By CRC Recovery, Inc., as Attorney-in-fact:

By:

EXHIBIT C

DECEMBER 1998 NEW INVESTMENT LIMITED PARTNER COUNTERPART

SIGNATURE PAGE FOR THIRD AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF THE CAMP RECOVERY CENTERS, L.P.

A CALIFORNIA LIMITED PARTNERSHIP

I understand that the signature(s) subscribed below as a Limited Partner will be attached to the Partnership Agreement, together with signatures of other Limited Partners.

I declare under penalty of perjury that the foregoing is true and correct.

I. SIGNATURE FOR INDIVIDUAL SUBSCRIBER:	or	II. SIGNATURE FOR SUBSCRIBER OTHER THAN AN INDIVIDUAL

(Signature)		(Print Name of Subscriber)

(Print Name)		(Signature of Representative)

(Signature of Joint Subscriber, if any)		(Print Name of Person Signing)

(Print Name of Joint Subscriber, if any)		(Title)

Date:	Date:

Capital Contribution:
$ in cash